INVESTMENT LAW GROUP

OF GILLETT, MOTTERN & WALKER, LLP

1230 Peachtree Street NE

Suite 2445

Atlanta, Georgia 30309

Telephone: (404) 607-6940	Facsimile: (404) 521-4846

September 15, 2011

Drexel Hamilton Mutual Funds

45 Rockefeller Plaza

Suite 2000

New York, NY 10111

Re: Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:

We have examined the Declaration of Trust (the “Declaration”) of Drexel Hamilton Mutual Funds (the “Fund”), a series statutory trust organized under the Delaware Statutory Trust Act, the By-Laws of the Fund, all as amended to date, and the various pertinent corporate proceedings we deem material. We have also examined the Notification of Registration and the Registration Statement filed on behalf of the Fund under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Securities Act of 1933, as amended (the “Securities Act”), all as amended to date, as well as other items we deem material to this opinion.

The Fund is authorized by the Declaration to issue an unlimited number of shares of beneficial interest, par value $.001 per share, consistent with authority contained in the Declaration, the Fund’s Board of Trustees (the “Board”) has established and designated shares of the Drexel Hamilton Centre American Equity Fund, Drexel Hamilton Centre Global Equity Fund, Drexel Hamilton 8IP Asia Pacific Equity Fund and the Drexel Hamilton FOUR European Equity Fund (together, the “Series”), and has allocated an unlimited number of shares to the Series. The Declaration also empowers the Board to designate any additional series or classes and allocate shares to such series or classes.

The Fund has filed with the U.S. Securities and Exchange Commission, a registration statement under the Securities Act, which registration statement is deemed to register an indefinite number of shares of the Series pursuant to the provisions of Section 24(f) of the Investment Company Act. You have further advised us that the Fund will timely file a Notice pursuant to Rule 24f-2 under the Investment Company Act perfecting the registration of the shares sold by the Series during each fiscal year during which such registration of an indefinite number of shares remains in effect.

INVESTMENT LAW GROUP

OF GILLETT, MOTTERN & WALKER, LLP

You have also informed us that the shares of the Series will be sold in accordance with the Fund’s prospectus made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

Based upon the foregoing information and examination, so long as the Fund remains a valid and subsisting entity under the laws of its state of organization, and the registration of an indefinite number of shares of a Series remains effective, the authorized shares of that Series when issued for the consideration set by the Board pursuant to the Declaration, and subject to compliance with Rule 24f-2, will be legally outstanding, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Declaration and the laws of the State of Delaware.

We hereby consent to the use of this opinion, in lieu of any other, as an exhibit to the Registration Statement of the Fund, along with any amendments thereto, covering the registration of the shares of the Series under the Securities Act and the applications, registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Series are offered, and we further consent to reference in the registration statement of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

INVESTMENT LAW GROUP OF GILLETT, MOTTERN & WALKER, LLP

By: /Brent S. Gillett/

Brent S. Gillett, Esq.